Exhibit 99.1

B. Riley Financial Announces Acquisition of FocalPoint Securities, LLC,
A Leading Middle Market M&A Advisory Investment Bank

Transaction marks a major step toward creating the premier middle market-focused investment banking platform

LOS ANGELES, January 18, 2022 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”), a diversified provider of business advisory and financial services, today announced it has agreed to acquire FocalPoint Securities, LLC, a leading independent investment bank based in Los Angeles, for total consideration of up to $175 million. The transaction, which will create revenue synergies for both companies, comes as FocalPoint is experiencing significant momentum with $17 billon in closed transactions spanning a successful 20-year history. The combination is expected to more than quadruple B. Riley’s pro forma M&A advisory business, while significantly enhancing its debt capital markets and financial restructuring capabilities.

Founded in 2002, FocalPoint specializes in mergers and acquisitions (M&A), private capital advisory, financial restructuring, and special situation transactions. The firm includes approximately 50 investment banking professionals with deep industry specialization in high-growth sectors such as aerospace and defense (A&D), industrials, business services, consumer, healthcare, and technology/media/telecom (TMT). The combination of B. Riley and FocalPoint builds upon the momentum and proven execution capabilities of both firms and is in line with B. Riley’s stated intent to expand capabilities in M&A advisory and fixed income. This combination provides strategic and financial sponsor clients with access to both firms’ proven execution capabilities and a full suite of end-to-end services from a single platform.

Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial, said: “FocalPoint is a world class firm known for its ability to handle complex deals with speed, accuracy, and quality. This combination builds on our long and successful track record of acquiring and integrating other complementary businesses that can provide us with additional scale and capabilities to expand our small and middle market leadership. With both companies having started off around the same time, in the same area of Southern California, and building meaningful niches within our industries, this deal carries special significance for me. We could not be more excited to welcome the FocalPoint team to B. Riley.”

“We’ve long admired the unique platform the B. Riley team has been building and are thrilled to now become an integral part of it. We have grown tremendously over the last 20 years and believe we will be able to compete even more aggressively in the marketplace going forward,” said Nishen Radia, co-founder of FocalPoint. Added co-founder Duane Stullich, “This transaction brings more breadth and depth to our teams in M&A, debt capital markets, and financial restructuring while maintaining the entrepreneurial and collegial culture that has made FocalPoint a success.”

According to Rajesh Sood, Managing Partner of FocalPoint, “The combination will allow us to provide greater opportunities for our people and provide our clients with access to meaningfully more products and services. We are thrilled to take this next step and look forward to the next chapter with B. Riley.”

Sullivan & Cromwell LLP acted as legal counsel to B. Riley Financial. Sidley Austin LLP and Sheppard, Mullin, Richter and Hampton LLP served as legal counsel to FocalPoint. Houlihan Lokey served as financial adviser to FocalPoint.

About FocalPoint Partners

FocalPoint is an independent investment bank specializing in mergers and acquisitions, private placements, financial restructurings, and special situation transactions. With offices in Los Angeles, Chicago, Dallas, New York, and Shanghai, the firm serves middle-market clients throughout the U.S. Securities products and services are offered through FocalPoint Securities, LLC. Member FINRA, SIPC. For more information, please visit www.focalpointllc.com and follow us on LinkedIn and Twitter.

About B. Riley Financial

B. Riley Financial provides collaborative solutions tailored to fit the capital raising and business advisory needs of its clients and partners. The Company operates through several subsidiaries that offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. For more information, please visit www.brileyfin.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions, and expected results of the FocalPoint transaction, including regarding expected revenue synergies and the pro forma impact on our M&A advisory business. Factors that could cause actual results to differ include (without limitation) the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic, revenue synergies not being fully realized or take longer than expected to be realized, risks associated with integration, and other risks described from time to time in B. Riley Financial, Inc.'s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Contacts

For B. Riley Financial

Investors

Mike Frank

ir@brileyfin.com

(212) 409-2424

Media

Jo Anne McCusker / Scott Cianciulli

press@brileyfin.com

(212) 739-6753

# # #

Source: B. Riley Financial, Inc.